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                                                                    EXHIBIT 4.5


                        PAYMENT AND GUARANTEE AGREEMENT


     PAYMENT AND GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of May 14, 1996, is executed and delivered by Duquesne Light Company, a Pennsylvania corporation (the "Guarantor"), for the benefit of the Holders (as defined below) from time to time of the Preferred Securities (as defined below) of Duquesne Capital L.P., a Delaware limited partnership (the "Issuer").

     WHEREAS, the Issuer will issue from time to time its preferred limited partnership interests in one or more series ("Preferred Securities"), and the Guarantor desires to issue this Guarantee Agreement for the benefit of the Holders thereof from time to time, as provided herein;

     WHEREAS, the Issuer will loan the proceeds from the issuance and sale of the Preferred Securities to the Guarantor in return for Debentures (as defined below) which will be issued by the Guarantor pursuant to the Indenture (as defined below); and

     WHEREAS, the Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the purchase by each Holder of the Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.

                                   ARTICLE I

     As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Amended and Restated Agreement of Limited Partnership of the Issuer dated as of May 14, 1996 (the "Partnership Agreement").

     "Debentures" shall mean subordinated debentures of the Guarantor issued in one or more series under the Indenture and having certain payment terms which correspond to the terms of the related series of Preferred Securities.

     "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated and unpaid Dividends on the Preferred Securities of any series (together with interest on such Dividends at an annual rate equal to the applicable annual dividend rate for such Preferred Securities, to the extent permitted by applicable
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law), but only to the extent that the Issuer has (a) funds legally available for the payment of such Dividends, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; (ii) the Redemption Price (as defined below) payable with respect to any Preferred Securities called for redemption by the Issuer, but only to the extent that the Issuer has (a) funds legally available for the payment of such Redemption Price, as determined by the General Partner, and (b) cash on hand sufficient to make such payment; and (iii) upon a liquidation of the Issuer, the lesser of (a) the Liquidation Distribution (as defined below) and (b) the amount of assets of the Issuer legally available to the Issuer for distribution to holders of Preferred Securities.

     "Holder" shall mean a Person in whose name an LP certificate evidencing a Preferred Security is registered on the books and records of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

     "Indenture" shall mean the Indenture, dated as of May 1, 1996, between the Guarantor and The First National Bank of Chicago, as trustee, pursuant to which the Guarantor will issue Debentures from time to time to evidence the loan of the proceeds received by the Issuer from (i) the issuance and sale of the Preferred Securities and (ii) capital contributions made by the Guarantor to the Issuer.

     "Liquidation Distribution" shall mean the aggregate of the liquidation preference of $25 per Preferred Security plus an amount equal to any accumulated and unpaid Dividends (together with interest on such Dividends at an annual rate equal to the annual dividend rate on the Preferred Securities, to the extent permitted by applicable law) to the date of payment.

     "Redemption Price" shall mean $25 per Preferred Security plus an amount equal to any accumulated and unpaid Dividends (together with interest on such Dividends at an annual rate equal to the annual dividend rate on the Preferred Securities, to the extent permitted by applicable law) to the date fixed for redemption.

                                  ARTICLE II

     SECTION 2.021. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     SECTION 2.022. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

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     SECTION 2.023. The obligations, covenants, agreements and duties of the
Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

     (b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than any extension arising out of a permitted extension of any interest payment periods for the Debentures);

     (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, of or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

     (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

     SECTION 2.024. This Guarantee Agreement is a guarantee of payment and not of collection. A Holder may enforce this Guarantee Agreement directly against the Guarantor, and the Guarantor hereby waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05 hereof, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer, whether by separate action or by joinder. The Guarantor agrees that this Guarantee Agreement shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor contained in this Guarantee Agreement.

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     SECTION 2.025. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment of any amount of Dividends in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. To the extent that any amounts shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amounts to the Holders.

     SECTION 2.026. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and sole debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections
(a) through (f), inclusive, of Section 2.03 hereof.


                                  ARTICLE III

     SECTION 3.031. So long as any Preferred Securities remain outstanding, the Guarantor shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing (other than payments under this Guarantee Agreement) if at such time the Guarantor shall be in default with respect to its payment or other obligations hereunder or there shall have occurred and be continuing a payment default (whether before or after the expiration of any period of grace) or an Event of Default (as defined in the Indenture) under the Indenture.

     SECTION 3.032. The Guarantor covenants, so long as any Preferred Securities remain outstanding, that it will: (i) not voluntarily (to the extent permitted by law) dissolve, liquidate or wind-up the Issuer; (ii) remain the sole General Partner (as defined in the Partnership Agreement) of the Issuer and timely perform all of its duties as General Partner of the Issuer (including the duty to pay dividends on the Preferred Securities), provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's duties as General Partner; and (iii) use its reasonable efforts to cause the Issuer to remain a limited partnership (or permitted successor under the Partnership Agreement) and otherwise continue to be treated as a partnership for Federal income tax purposes.

     SECTION 3.033. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate in right of payment to all Senior Indebtedness (as defined in the Indenture). Each Holder shall be deemed to agree, by its acceptance hereof, and likewise covenants and agrees that (1) any amounts payable hereunder are

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hereby expressly subordinated, to the same extent as payments of principal of and premium, if any, and interest on each and all of the Debentures issued under the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, and (2) it accepts the provisions of Article Fifteen of the Indenture applicable to and binding the Debenture holders as if it were a Debenture holder and such provisions applied to it and to the same extent that such provisions apply to and bind the Debenture holders.

                                  ARTICLE IV

     This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities or upon full payment of the Liquidation Distribution with respect to all Preferred Securities upon liquidation of the Issuer; provided, however, that this Guarantee Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Guarantee Agreement for any reason whatsoever.

                                   ARTICLE V

     SECTION 5.051. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders.

     SECTION 5.052. Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities of any series (in which case no vote will be required), this Guarantee Agreement may only be amended by an instrument in writing signed by the Guarantor with the prior approval of the Holders of not less than 66-2/3% in aggregate liquidation preference of the outstanding Preferred Securities of each such affected series (voting together as one class), obtained in the manner provided in the Partnership Agreement.

     SECTION 5.053. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or telex, addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

     Duquesne Light Company
     411 Seventh Avenue
     P.O. Box 1930
     Pittsburgh, Pennsylvania  15230-1930

     Facsimile No.: (412) 393-6004
     Attention: Treasurer

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     Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

     SECTION 5.054. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

     SECTION 5.055. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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     This Guarantee Agreement is executed as of the day and year first above written.



                                    DUQUESNE LIGHT COMPANY



                                    By   /s/ Donald J. Clayton
                                        ------------------------------
                                        Name: Donald J. Clayton
                                        Title:   Treasurer